Exhibit 99.1

Champion Enterprises Holdings, LLC and Subsidiaries

Report of Independent Registered Public Accounting Firm

The Board of Members of

Champion Enterprises Holdings, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Champion Enterprises Holdings, LLC and Subsidiaries (the Company), as of March 31, 2018 and April 1, 2017, the related consolidated statements of operations, comprehensive income, cash flows, and changes in members’ equity for each of the fiscal years ended March 31, 2018, April 1, 2017, and April 2, 2016, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2018 and April 1, 2017, and the results of its operations and its cash flows for the fiscal years ended March 31, 2018, April 1, 2017, and April 2, 2016 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities law and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made my management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2006.

/s/ Ernst & Young LLP

Detroit, Michigan

June 8, 2018

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2018	April 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$113,731	$81,012
Trade accounts receivable, net	41,984	29,360
Inventories	98,022	74,182
Other current assets	9,367	8,087

Total current assets	263,104	192,641
Property, plant and equipment:
Land and improvements	22,071	21,010
Buildings and improvements	58,179	54,260
Machinery and equipment	31,924	28,082
Construction in progress	919	593

	113,093	103,945
Less accumulated depreciation	45,133	37,368

Total property, plant and equipment, net	67,960	66,577
Restricted cash	22,885	21,680
Goodwill	3,179	3,179
Amortizable intangible assets, net	1,542	2,013
Deferred tax assets	30,290	39,517
Other noncurrent assets	6,438	2,414

Total assets	$395,398	$328,021

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Floor plan payable	$29,825	$17,814
Short-term portion of debt	404	418
Accounts payable	36,773	29,029
Customer deposits and receipts in excess of revenues	24,557	14,991
Accrued volume rebates	17,037	14,784
Accrued warranty obligations	12,530	11,934
Accrued compensation and payroll taxes	24,100	21,724
Accrued insurance	11,112	11,094
Other current liabilities	10,776	6,853

Total current liabilities	167,114	128,641
Long-term liabilities:
Long-term debt	58,927	59,331
Deferred tax liabilities	3,294	—
Other	12,766	3,160

Total long-term liabilities	74,987	62,491
Contingent liabilities (Note 8)
Members’ equity:
Contributed capital	140,076	140,322
Retained earnings	22,514	6,714
Accumulated other comprehensive loss	(9,293)	(10,147)

Total members’ equity	153,297	136,889

Total liabilities and members’ equity	$395,398	$328,021

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per unit data)

	Year Ended
	March 31, 2018	April 1, 2017	April 2, 2016
Net sales	$1,064,722	$861,319	$751,703
Cost of sales	887,611	717,364	638,571

Gross profit	177,111	143,955	113,132
Selling, general and administrative expenses	122,582	105,175	92,394
Foreign currency transaction (gains) losses	(547)	3,688	3,173
Amortization of intangible assets	487	442	407

Operating income	54,589	34,650	17,158
Interest expense	5,133	4,646	3,976
Interest income	(948)	(382)	(318)
Other expense	7,288	2,380	632

Income from continuing operations before income taxes	43,116	28,006	12,868
Income tax expense (benefit)	27,316	(23,321)	2,640

Net income from continuing operations	15,800	51,327	10,228
Gain (loss) from discontinued operations	—	583	(10,248)

Net income (loss)	$15,800	$51,910	$(20)

Net income (loss) attributable to:
Champion members	$15,800	$51,910	$51
Noncontrolling interest	—	—	(71)
Basic and diluted net income (loss) per unit:
Continuing operations	$0.12	$0.38	$0.07
Discontinued operations	0.00	0.00	(0.07)

Basic and diluted net income (loss) per unit attributable to Champion members	$0.12	$0.38	$(0.00)

Weighted average number of basic and diluted units outstanding	135,612	135,612	139,435

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

(dollars in thousands)

	Year Ended
	March 31, 2018	April 1, 2017	April 2, 2016
Net income (loss)	$15,800	$51,910	$(20)
Other comprehensive income (loss):
Foreign currency translation gains	854	2,117	531
Pension actuarial gain	—	—	103
Amounts reclassified from accumulated other comprehensive income to discontinued U.K. operations:
Foreign currency translation adjustments	—	(7,776)	—
Pension actuarial loss	—	214	—

Total other comprehensive income (loss)	854	(5,445)	634

Total comprehensive income	$16,654	$46,465	$614

Total comprehensive income (loss) attributable to:
Champion members	$16,654	$46,465	$685
Noncontrolling interest	—	—	(71)

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year Ended
	March 31, 2018	April 1, 2017	April 2, 2016
Cash flows from operating activities
Net income (loss)	$15,800	$51,910	$(20)
(Gain) loss from discontinued operations	—	(583)	10,248
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,260	7,245	6,258
Equity-based compensation	642	608	516
Deferred taxes	12,914	(26,707)	(150)
Gain on disposal of property, plant and equipment	(122)	(985)	(109)
Foreign currency transaction (gains) losses	(547)	3,688	3,173
Write down of development inventory	1,165	—	3,000
(Increase) decrease in assets:
Accounts receivable	(13,904)	(9,774)	2,955
Floor plan receivables	3,386	(3,100)	193
Inventories	(24,807)	(13,559)	2,631
Other assets	(7,133)	(257)	3,369
Increase (decrease) in liabilities:
Accounts payable	7,691	7,789	1,374
Accrued expenses and other liabilities	28,122	17,955	3,760
Other	157	59	60

Net cash provided by operating activities—continuing operations	31,624	34,289	37,258
Net cash used in operating activities—discontinued operations	—	(830)	(16,339)

Net cash provided by operating activities	31,624	33,459	20,919

Cash flows from investing activities
Additions to property, plant and equipment	(9,442)	(6,955)	(3,712)
Business acquisitions	—	(14,705)	(437)
Proceeds from disposal of property, plant and equipment	551	5,053	148
Increase in note receivable	(167)	(1,000)	—
Distributions from (investment in) unconsolidated affiliates	437	(17)	—

Net cash used in investing activities—continuing operations	(8,621)	(17,624)	(4,001)
Net cash used in investing activities—discontinued operations	—	(1,113)	(518)

Net cash used in investing activities	(8,621)	(18,737)	(4,519)

Cash flows from financing activities
Changes in floor plan financing, net	12,011	4,131	8,510
Payments on debt	(418)	(437)	(10,027)
Payments for deferred financing fees	(369)	—	—
Increase in restricted cash	(1,206)	—	(1,238)
Members’ capital distributions	(888)	—	—
Members’ capital repurchases	—	—	(5,869)

Net cash provided by (used in) financing activities—continuing operations	9,130	3,694	(8,624)

Effect of exchange rate changes on cash and cash equivalents	586	(586)	(1,377)

Net increase in cash and cash equivalents	32,719	17,830	6,399
Cash and cash equivalents at beginning of period	81,012	63,182	56,783

Cash and cash equivalents at end of period	$113,731	$81,012	$63,182

Additional cash flow information
Cash paid for interest	$5,000	$3,431	$3,722
Cash paid for income taxes	$13,025	$3,306	$3,395

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

(dollars in thousands)

			Retained	Accumulated
	Contributed Capital		Earnings	Other	Non-
	Class A	Class C	(Accumulated	Comprehensive	controlling
	Units	Units	Deficit)	Income (Loss)	Interest	Total
Balance at March 29, 2015	$142,168	$2,900	$(45,247)	$(5,336)	$71	$94,556
Members’ capital repurchases	(5,869)	—	—	—	—	(5,869)
Net loss	—	—	51	—	(71)	(20)
Equity-based compensation	—	515	—	—	—	515
Foreign currency translation adjustments	—	—	—	531	—	531
Pension actuarial loss, net of income tax benefit	—	—	—	103	—	103

Balance at April 2, 2016	$136,299	$3,415	$(45,196)	$(4,702)	$—	$89,816
Net income	—	—	51,910	—	—	51,910
Equity-based compensation	—	608	—	—	—	608
Foreign currency translation adjustments	—	—	—	2,117	—	2,117
Amounts reclassified from accumulated other comprehensive income to discontinued U.K. operations:
Foreign currency translation adjustments	—	—	—	(7,776)	—	(7,776)
Pension actuarial loss	—	—	—	214	—	214

Balance at April 1, 2017	$136,299	$4,023	$6,714	$(10,147)	$—	$136,889
Net income	—	—	15,800	—	—	15,800
Equity-based compensation	—	642	—	—	—	642
Members’ capital distributions	—	(888)	—	—	—	(888)
Foreign currency translation adjustments	—	—	—	854	—	854

Balance at March 31, 2018	$136,299	$3,777	$22,514	$(9,293)	$—	$153,297

Components of accumulated other comprehensive loss consisted of the following:

	March 31, 2018	April 1, 2017
Foreign currency translation adjustments	$(9,293)	$(10,147)

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Background and Nature of Operations

The accompanying consolidated financial statements include the accounts of Champion Enterprises Holdings, LLC, its wholly owned subsidiaries (“Champion”) and a variable interest entity in which Champion is deemed to be the primary beneficiary (collectively “CEH” or the “Company”).

Background

The Company was formed on January 20, 2010, as a Delaware limited liability company. The rights, powers, duties, obligations and liabilities of the Company’s members are determined pursuant to the Delaware Limited Liability Company Act and the Company’s Amended and Restated Limited Liability Company Agreement.

Nature of Operations

The Company’s operations consist of manufacturing, retail and transportation activities. At March 31, 2018, the Company operated 23 manufacturing facilities throughout the United States (“U.S.”) and five manufacturing facilities in Western Canada that primarily construct factory-built, timber-framed manufactured and modular houses that are sold primarily to independent retailers and builders/developers. The Company’s retail operations consist of 21 sales centers that sell manufactured houses to consumers primarily in the Southern U.S. The Company’s transportation business primarily engages independent owners/drivers to transport recreational vehicles throughout the U.S. and Canada and manufactured houses in certain regions of the U.S. The Company also has holding companies located in the Netherlands.

Skyline Corporation Transaction

On January 5, 2018, the Company and Skyline Corporation (“Skyline”) entered into a Share Contribution & Exchange Agreement (the “Exchange Agreement”) pursuant to which the two companies will combine their operations (the “Exchange” or the “Transaction”). Under the Exchange Agreement, (i) the Company will contribute to Skyline all of the issued and outstanding shares of common stock of the Company’s wholly-owned subsidiaries through the contribution of all of the issued and outstanding equity interests of each of Champion Home Builders, Inc. and CHB International B.V., and (ii) in exchange for the contributed shares, Skyline will issue to the Company that number of shares of Skyline common stock such that at the closing, the Company, or its members, will hold 84.5%, and Skyline’s shareholders will hold 15.5%, of the common stock of the combined company on a fully-diluted basis. The name of the newly combined company will be Skyline Champion Corporation.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 1. Background and Nature of Operations (continued)

The Exchange is expected to be accounted for as a reverse acquisition under the acquisition method of accounting as provided by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. The Company will be considered the accounting acquirer. Upon completion of the Exchange, the Company will apply the acquisition method of accounting to the assets and liabilities of Skyline. The Exchange was not complete as of March 31, 2018, and therefore, the accompanying financial statements do not reflect any effects of the Exchange.

Acquisitions

On April 11, 2017, the Company completed the purchase of a manufactured housing plant in Mansfield, Texas, from Skyline for cash consideration of $2.2 million. The purchase included the land, building and equipment previously used by Skyline to build manufactured homes. The purchase enabled the Company to expand its manufacturing capacity in Texas. The purchase was accounted for as an asset acquisition.

On September 29, 2016, the Company, through a series of transactions, completed the purchase of the assets of Innovative Building Systems, LLC and Subsidiaries (“IBS”) for cash consideration of $14.3 million. IBS operated five modular manufacturing facilities and two retail sales centers in the Northeast and Midwest. Prior to the acquisition, IBS filed for Chapter 7 bankruptcy protection with the United States Bankruptcy Court (“Bankruptcy Court”) and ceased operations. As a result, the purchase of the business was facilitated by a Sec. 363 sale with the Bankruptcy Court. Significant acquired assets included inventory of $1.5 million, land and four manufacturing facilities of $10.2 million, machinery and equipment of $1.5 million and tradename intangibles of $0.7 million. The Company also assumed the lease of a fifth manufacturing facility. There were no additional liabilities assumed in the transaction. The Company recognized goodwill of $0.1 million related to this acquisition. During January 2017, the Company began operations at one of the acquired facilities. The Company incurred $1.7 million of fees and expenses related to the purchase of IBS, including legal, advisory and environmental inspection fees, inclusive of a $0.7 million loss on the acquisition of debt acquired from the IBS secured creditors that was settled by proceeds from the bankruptcy sale. Those expenses are included in other expense in the accompanying consolidated financial statements.

On April 4, 2016, the Company purchased substantially all of the assets and business of Skyco, LLC, for cash consideration of $0.3 million. On July 28, 2016, the Company purchased substantially all of the assets and business of MLK of Panama City, Inc., for cash consideration of $0.1 million. Combined, the acquired entities operated three retail sales centers in Florida and Louisiana, allowing the Company to further expand its retail presence in those markets. The purchases included $2.1 million of new manufactured homes, $1.9 million of assumed floor plan payables and $0.2 million of other net liabilities. The Company recognized goodwill of $0.4 million from these acquisitions.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 1. Background and Nature of Operations (continued)

On January 29, 2016, the Company purchased substantially all of the assets and business of Gideon Housing, LLC (“Gideon”), for cash consideration of approximately $0.4 million. At the date of acquisition, Gideon operated three retail sales centers in Louisiana, Georgia and Florida, which enabled the Company to expand its retail presence in the Southern and Southeastern U.S. markets. The purchase included $1.7 million of manufactured homes and $1.7 million of assumed floor plan payables. The Company recognized goodwill of $0.4 million related to this acquisition.

The results of operations of the acquired entities are included in the accompanying consolidated financial statements since the date of acquisition.

Disposition

The Company completed the sale of its operations in the United Kingdom (“Champion U.K.”) on January 20, 2017. During fiscal 2016, the Company committed to a plan to dispose of those operations and, as a result, classified the Champion U.K. assets and liabilities as held for sale. The results of the Champion U.K. operations have been presented as discontinued operations through the date of sale in the accompanying consolidated financial statements. For additional information, see Note 3, Discontinued Operations.

Note 2. Summary of Significant Accounting Policies

Year-End

The Company’s fiscal year is a 52- or 53-week period that ends on the Saturday nearest March 31. Fiscal 2018 and 2017 include the 52-weeks ended March 31, 2018 and April 1, 2017, respectively. Fiscal 2016 includes the 53-weeks ended April 2, 2016.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

Variable Interest Entities

The Company analyzes its investments to determine whether they are variable interest entities (“VIEs”) and, if so, whether the Company is the primary beneficiary. If the Company is determined to be the primary beneficiary of a VIE, it must consolidate the VIE. A VIE is an entity with an insufficient equity investment or in which the equity investors lack some of the characteristics of a controlling financial interest. In determining whether it is the primary beneficiary, the Company considers, among other things, whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, including, but not limited to, determining or limiting the scope or purpose of the VIE, selling or transferring property owned or controlled by the VIE, or arranging financing for the VIE. The Company also considers whether it has the obligation to absorb losses of, or the right to receive benefits from, the VIE.

The Company has a 90% equity interest in an entity formed in March 2012 to acquire and develop land into a subdivision of modular homes to be sold to homebuyers. The Company is responsible for the development of the subdivision and marketing the lots for sale, and to provide, install and set up modular homes on the lots. The Company has determined it is the primary beneficiary of this VIE and has therefore consolidated it in the accompanying consolidated financial statements. At March 31, 2018, the VIE was primarily comprised of debt payable to the Company and an equity deficit of $2.6 million. At April 1, 2017, the VIE was primarily comprised of development inventory of $1.5 million, debt payable to the Company of $2.1 million and an equity deficit of $0.6 million. The Company recorded an impairment charge of $1.2 million during fiscal 2018 to reflect the net realizable value of development inventory. After considering the effect of eliminating the intercompany balances, the net investment in development inventory was written down to zero at March 31, 2018 and had a value of $1.2 million at April 1, 2017.

Noncontrolling Interest

The amounts reflected in the accompanying consolidated financial statements as “Noncontrolling interest” represent the equity interest and results of operations attributable to the minority partner in the VIE discussed above.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made in preparing the accompanying consolidated financial statements include, but are not limited to, reserves for obsolete inventory, accrued warranty costs, depreciable lives of property and equipment, long-lived asset and intangible asset impairment analyses, insurance reserves, legal reserves, repurchase reserves, share-based compensation and deferred tax valuation allowances. Actual results could differ from those estimates, making it reasonably possible that a change in these estimates could occur within one year.

Revenue Recognition and Repurchase Agreements

For manufacturing shipments to independent retailers and builders/developers, sales revenue is generally recognized when wholesale floor plan financing or retailer credit approval has been received, the home is shipped, and title is transferred. As is customary in the factory-built housing industry, a significant portion of the Company’s manufacturing sales to independent retailers are financed under floor plan agreements with financing companies (“lenders”). Payment for floor plan sales is generally received 5 to 10 business days from the date of invoice.

In connection with the floor plan programs, the Company generally has separate agreements with the lenders that require the Company to repurchase homes upon default by the retailer and repossession of the homes by the lender. These repurchase agreements are applicable for various periods of time, generally up to 24 months after the sale of the home to the retailer. The repurchase price is generally equal to the lesser of (i) the unpaid balance of the floor plan loans or (ii) the original loan amount less any contractual installment payments made prior to the repurchase, plus certain administrative costs incurred by the lender to repossess the homes, less the cost of any damage, missing parts or accessories, which are the responsibility of the lender. The Company accrues estimated losses for these repurchase obligations at the time the home is sold. For additional information, see Note 8, Commitments, Contingencies and Concentrations.

For retail sales to consumers from Company-owned retail sales centers, sales revenue is recognized when the home has been delivered, set up and accepted by the consumer; title has transferred; and either funds have been received from the finance company or directly from the home buyer, depending on the nature of the transaction.

Revenue for the Company’s transportation operations is recognized when a shipment has been delivered to its final destination. Revenue from transportation operations for fiscal 2018, 2017 and 2016 was 11%, 10% and 11%, respectively.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

The Company recognizes revenue and related cost of sales for long-term construction contracts under the percentage-of-completion method. Management estimates the stage of completion on each construction project based on contract milestones and costs incurred. Billed and unbilled revenue on long-term construction contracts is included in trade accounts receivable in the accompanying consolidated balance sheets. Net sales recognized under the percentage-of-completion method was approximately 2% for both fiscal 2018 and 2017 and 1% for fiscal 2016.

Sales revenue is reported net of applicable sales tax.

Cost of Sales

Cost of sales includes manufacturing costs such as (i) materials, (ii) compensation and employee benefits for direct and indirect labor, (iii) fixed and variable manufacturing overhead costs, (iv) warranty costs, (v) inbound delivery costs and (vi) depreciation of buildings and equipment. Manufacturing overhead costs include costs such as (i) utilities, (ii) workers’ compensation and product liability self-insurance, (iii) real and personal property taxes on buildings and equipment, (iv) manufacturing supplies, (v) repairs and maintenance and (vi) rents and leases for buildings and equipment. Cost of sales also includes certain post-manufacturing costs, to the extent such costs are the Company’s responsibility. Post-manufacturing costs may include delivery and setup, foundations, craning, roofing, exterior cladding, interior finishing, utility connections and other miscellaneous site costs. Generally, subcontractors are engaged to perform post-manufacturing activities.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs such as (i) salaries, wages, incentives and employee benefits for executive, management, sales, engineering, accounting, information technology (“IT”) and administrative employees; (ii) sales commissions; (iii) marketing and advertising costs; (iv) legal and professional fees; (v) depreciation, rents and leases for administrative facilities, office equipment, IT equipment and computer software; and (vi) postage, office supplies, travel and telephone expenses.

Advertising Costs and Delivery Costs and Revenue

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses. Total advertising expense was $1.0 million for both fiscal 2018 and 2017 and $0.7 million for fiscal 2016. Delivery costs are included in cost of sales, and delivery revenue is included in net sales.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

Foreign Currency

The Company had intercompany loans between its U.S. and foreign subsidiaries for long-term and short-term financing purposes. The foreign exchange impact on these transactions was reported in the consolidated statements of operations under foreign currency transaction gains and losses. The financial statement impact was based on fluctuations in the relative exchange rates between the U.S. dollar, Canadian dollar and British pound. The intercompany loans were repaid during fiscal 2018 per the terms of the Exchange Agreement with Skyline.

Translation adjustments of the Company’s international subsidiary for which the local currency is the functional currency are reflected in the accompanying consolidated balance sheets as a component of accumulated other comprehensive income or loss.

Cash and Cash Equivalents

Cash and cash equivalents include investments that have original maturities of less than 90 days at the time of their purchase. These investments are carried at cost, which approximates market value because of their short maturities.

Restricted Cash

Restricted cash primarily represents collateral for letters of credit issued to support industrial revenue bonds, repurchase obligations, self-insurance programs and bonding facilities.

Trade Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit terms on a customer-by-customer basis in the normal course of business, as such, trade accounts receivable are subject to customary credit risk. The Company provides for reserves against trade accounts receivable for estimated losses that may result from customers’ inability to pay. At March 31, 2018 and April 1, 2017, the Company had an allowance for doubtful accounts of $0.2 million and $0.9 million, respectively.

Inventories

Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method. Capitalized manufacturing costs include the cost of materials, labor and manufacturing overhead. Retail inventories of new manufactured homes built by the Company are valued at manufacturing cost, including materials, labor and manufacturing overhead, or net purchase price if acquired from unaffiliated third parties.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

Inventories also include the Company’s investment in the community development owned by the consolidated VIE, net of applicable impairments. These costs include land acquisition and development expenditures, as well as interest, real estate taxes and direct overhead costs related to development and construction. These costs are capitalized to inventory during the period beginning with the commencement of development and ending with the completion of construction. The Company discontinued capitalizing costs for the community development during 2018 because it stopped development activities.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided principally on the straight-line method, generally over the following estimated useful lives: land improvements – 3 to 10 years; buildings and improvements – 8 to 25 years; and vehicles and machinery and equipment – 3 to 8 years. Depreciation expense, including amortization of assets under capital lease, was $7.8 million, $6.8 million and $5.9 million for fiscal 2018, 2017 and 2016, respectively.

At March 31, 2018, the Company had six idle manufacturing facilities and two idle retail sales centers with a net book value of $10.2 million. Two of the manufacturing facilities and one of the retail sales centers with a combined net book value of $1.8 million, were permanently closed and generally available for sale. However, they are accounted for as long-lived assets to be held and used due to the uncertainty of completing a disposal within one year. The Company’s other idle facilities are accounted for as long-lived assets to be held and used. During fiscal 2017, the Company acquired three idle manufacturing facilities and two idle retail sales centers, with a combined book value of $8.6 million, as part of the acquisition of IBS. During fiscal 2017, the Company sold four previously idled manufacturing facilities for net proceeds of $5.0 million. The Company recognized a net gain on the sale of $0.9 million.

It is the Company’s policy to evaluate the recoverability of property, plant and equipment whenever events and changes in circumstances indicate that the carrying amount of assets may not be recoverable, primarily based on estimated selling price, appraised value or projected undiscounted future cash flows in accordance with ASC 360, Property, Plant, and Equipment (“ASC 360”).

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

Goodwill

The Company had goodwill of $3.2 million at both March 31, 2018 and April 1, 2017. Goodwill was primarily related to the Company’s North American reporting unit. The Company tests goodwill for impairment in accordance with ASC 350, Intangibles – Goodwill and Other. The Company evaluates qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the qualitative factors indicate impairment is more likely than not, the Company then performs a two-step test to determine if the fair value of the reporting unit is less than the carrying value. When estimating fair value, the Company calculates the present value of future cash flows based on forecasted sales volumes, current industry and economic conditions, historical results and inflation. The Company also uses market value information, where available, to evaluate fair value. The Company’s qualitative evaluation, during the fourth quarters of fiscal 2018 and 2017, indicated that goodwill was not likely impaired, and therefore, the two-step test was not necessary.

Amortizable Intangible Assets

Amortizable intangible assets consist primarily of customer relationships and trade names for the Company’s U.S. and Canadian operations. At the time acquired, trade names were valued based on the relief from royalty method, and customer relationships were valued based on the excess earnings method. Amortization is provided over the useful lives of the intangible assets, generally four to ten years, using the straight-line method. Amortization expense totaled $0.5 million for fiscal 2018 and $0.4 million for both fiscal 2017 and 2016. The recoverability of amortizable intangible assets is evaluated whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recovered, primarily based on projected undiscounted future cash flows, in accordance with the recognition and measurement provisions of ASC 360.

Dealer Volume Rebates

The Company’s manufactured housing operations sponsor volume-based rebate programs under which sales to retailers and builders/developers can qualify for cash rebates. Rebates are generally based on the level of sales attained during a 12-month period and are accrued at the time of sale. Rebates are included as a reduction of net sales in the accompanying consolidated statements of operations.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

Warranty Obligations

The Company’s manufactured housing operations generally provide each retail homebuyer or builder/developer with a 12-month warranty from the date of retail purchase. Estimated warranty costs are accrued as cost of sales at the time of sale. Warranty provisions and reserves are based on estimates of the amounts necessary to settle existing and future claims on homes sold as of the balance sheet date. Factors used to calculate the warranty obligation include the estimated number of homes still under warranty and the amount and timing of historical costs incurred to service homes.

Accrued Self-Insurance

The Company is self-insured for a significant portion of its general insurance, product liability, workers’ compensation, auto, health and property insurance. Insurance coverage is maintained for catastrophic exposures and those risks required to be insured by law. Estimated self-insurance costs are accrued for all expected future expenditures for reported and unreported claims based on historical experience.

Other Income and Expense

During fiscal 2018, the Company incurred $7.2 million of legal, accounting and advisory expenses related to the Transaction with Skyline. See additional information on the Transaction in Note 1, Background and Nature of Operations. During fiscal 2017, the Company incurred expenses for the acquisition of IBS of $1.7 million and for the disposition of Champion U.K. of $0.4 million. During fiscal 2016, the Company recorded a charge of $0.5 million related to the deductible on an insured loss at one of its U.S. manufacturing facilities.

Income Taxes

CEH is not subject to entity level income taxes and is treated as a partnership for U.S. tax purposes, and therefore, its income or loss is passed through to its equity members. The Company’s U.S. and foreign subsidiaries are subject to income taxes in their respective tax jurisdictions.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

The provision for income taxes is calculated using the asset and liability method, under which deferred tax assets and liabilities are determined based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is primarily dependent upon the generation of future taxable income. In determining the future tax consequences of events that have been recognized in the financial statements or tax returns, judgment is required.

Equity-Based Compensation

The Company accounts for equity-based compensation in accordance with ASC 718, Compensation – Stock Compensation, under which the Company measures the cost of employee services received in exchange for an award of equity units based on the grant date fair value of the equity award. For awards with graded vesting, compensation cost is generally recognized on a straight-line basis over the period an employee is required to provide service in exchange for the award. For awards that vest only upon a qualifying event such as a change in control or other conditions, no compensation cost is recognized until the occurrence of the qualifying event.

Comprehensive Income and Loss

Components of comprehensive income and loss are changes in equity other than those resulting from investments by owners and distributions to owners. Net income or loss is the primary component of comprehensive income or loss. The aggregate amount of such changes to equity that have not yet been recognized in net income or loss are reported in the equity section of the accompanying consolidated balance sheets as accumulated other comprehensive income or loss net of tax. As a result of the final disposition of Champion U.K., the Company reclassified $7.6 million of net accumulated other comprehensive income to net income, which is included in discontinued operations in the accompanying consolidated statements of operations during fiscal 2017. The tax effect of comprehensive income for fiscal 2018, 2017 and 2016 was not material.

Fair Value

The Company estimates the fair value of its financial instruments in accordance with ASC 820, Fair Value Measurement, which establishes a fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. As such, the fair value of financial instruments is estimated using available market information and other valuation methods.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are:

Level 1—Fair value determined based on quoted prices in active markets for identical assets and liabilities.

Level 2—Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

Level 3—Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.

The carrying value of the Company’s financial assets and liabilities approximates the book value.

Recently Issued Accounting Pronouncements

In May 2017, the FASB issued ASU 2017-09 Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, to clarify which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This ASU is effective for annual periods beginning after December 15, 2017. This ASU will be applied prospectively when changes to the terms or conditions of a share-based payment award occur.

In August 2016, the FASB issued ASU 2016-15 (Topic 230), Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. This ASU adds or clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows. As a result of the Exchange, this ASU is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption permitted. The Company does not expect this ASU to have a material impact on the Company’s operations and consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize in the consolidated balance sheet a liability to make lease payments (the lease liability) and an asset representing its right to use the underlying asset for the lease term. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous requirements. As a result of the Exchange, this ASU is effective for fiscal years beginning after December 31, 2018, or the Company’s fiscal year commencing March 31, 2019. Modified retrospective application and early adoption is permitted. The Company is currently assessing the impact the adoption of this standard will have on its operations and its consolidated financial statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 2. Summary of Significant Accounting Policies (continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance prescribes a single, common revenue standard that replaces most existing revenue recognition guidance in U.S. GAAP. The standard outlines a five-step model whereby revenue is recognized as performance obligations within a contract as these steps are satisfied. The standard also requires new, expanded disclosures regarding revenue recognition. Several ASUs have been issued since the issuance of ASU 2014-09. These ASUs, which modify certain sections of ASU 2014-09, are intended to promote a more consistent interpretation and application of the principles outlined in the standard. As a result of the Exchange, this guidance is effective for annual reporting periods beginning after December 15, 2017, or the Company’s fiscal year commencing April 1, 2018. The guidance will be applied using the modified retrospective method, under which a cumulative effect will be recognized at the date of initial application. The Company is currently assessing the impact the adoption of this standard will have on its operations and its consolidated financial statements.

Note 3. Discontinued Operations

During fiscal 2016, the Company shifted strategy to focus on growth of its North American manufacturing and retail operations. This decision, coupled with a continued decline in the U.K. operation’s revenue and operating results, competitive industry conditions, reduced margins and lower sales backlogs, drove the Company’s Board of Managers to approve a plan to exit the Company’s operations in the U.K. In March 2016, the Company initiated a plan to explore strategic alternatives for disposition of Champion U.K. and identify potential buyers. The Company believed a disposition within a 12-month period subsequent to April 2, 2016, was likely and therefore disclosed the Champion U.K. operations as discontinued and the associated assets and liabilities as held for sale in the accompanying consolidated financial statements.

As a result of the classification as held for sale during fiscal 2016, the Company performed an impairment analysis of the U.K. disposal group in order to determine the fair value of assets and liabilities. Fair value was determined, based on the income approach, using a discounted cash flow model less expected costs to sell. The cash flow model used management’s forecast of future operating results and long-term growth rates, discounted using a rate of 20%, which are inputs from Level 3 of the fair value hierarchy. As a result of that analysis, the Company determined the Champion U.K. net assets were not impaired.

On January 20, 2017, the Company completed the disposition of Champion U.K. Champion U.K. consisted of five manufacturing facilities that primarily constructed steel-framed modular buildings for military accommodations, hotels, residential accommodations and health and educational units, among other applications. The Company retained no direct interest in Champion U.K.; however, it did receive contingent consideration that will become payable to the Company, subject to certain limitations, if Champion U.K. is subsequently sold by, or a dividend is paid to, the buyer. The Company has not recognized an asset related to the contingent consideration.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 3. Discontinued Operations (continued)

There were no remaining carrying amounts of assets or liabilities classified as held for sale at March 31, 2018 or April 1, 2017, as a result of the completed disposition of Champion U.K. on January 20, 2017.

Following is a reconciliation of the components constituting pretax income (loss) of discontinued operations to the after-tax income (loss) of discontinued operations as presented in the accompanying consolidated statements of operations (dollars in thousands):

	Year Ended
	April 1, 2017	April 2, 2016
Major line items constituting pretax income (loss) of discontinued operations
Revenue	$21,137	$39,009
Cost of sales	(18,306)	(39,117)
Selling, general and administrative expenses	(5,016)	(9,455)
Reclassifications from accumulated other comprehensive income	7,562	—
Other	10	(659)

Pretax income (loss) of discontinued operations	5,387	(10,222)
Pretax loss on sale of U.K. operations	(4,803)	—

Total pretax gain (loss) on discontinued operations	584	(10,222)
Income tax expense	(1)	(26)

Gain (loss) on discontinued operations, net of tax	$583	$(10,248)

The gain on discontinued operations recognized in fiscal 2017 was primarily the result of the net effect of the reclassification of cumulative translation adjustment gains and defined benefit pension plan losses of $7.6 million from accumulated other comprehensive loss. The translation gains were only recognizable in net income when the transaction to dispose of Champion U.K. was complete. The disposition of Champion U.K. included all asset and liabilities of the disposed entities, including the defined benefit pension plan. As a result, the accumulated pension actuarial loss, previously included in accumulated other comprehensive income, was recognized as a component of discontinued operations.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 3. Discontinued Operations (continued)

Following is a summary of certain cash and noncash items related to discontinued operations (dollars in thousands):

	Year Ended
	April 1, 2017	April 2, 2016
Loss on sale of U.K. operations	$(4,803)	$—
Reclassification from accumulated other comprehensive income	7,562	—
Depreciation and amortization	—	1,395
Capital expenditures	—	164

Note 4. Inventories and Long-Term Construction Contracts

Inventories

The components of inventories are as follows (dollars in thousands):

	March 31, 2018	April 1, 2017
Raw materials	$37,852	$31,598
Work-in-process	10,004	8,583
Finished goods	49,331	32,369
Development inventory	—	1,150
Other	835	482

	$98,022	$74,182

Development inventory is stated at cost unless the carrying value is determined to not be recoverable, in which case the affected inventory is written down to net realizable value. Each year, the Company performs a valuation analysis of development inventory, including land, land improvements, homes and home improvements included in development inventory on the property being developed by the Company’s majority-owned VIE discussed in Note 2. The Company recorded a charge of $1.2 million and $3.0 million in fiscal 2018 and 2016, respectively. There was no charge in fiscal 2017.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 4. Inventories and Long-Term Construction Contracts (continued)

The Company determines the net realizable value of development inventory using market valuations and discounted cash flow analyses, which use inputs from Level 3 of the fair value hierarchy. The impairments were included in cost of sales in the accompanying consolidated statements of operations.

Long-Term Construction Contracts

At March 31, 2018 and April 1, 2017, uncollected billings related to long-term construction contracts totaled $5.0 million and $1.4 million, respectively. At March 31, 2018 and April 1, 2017, the Company included unbilled revenue related to long-term construction contracts in trade accounts receivable of $0.3 million and $0.7 million, respectively.

Note 5. Debt and Floor Plan Payable

Long-term debt consisted of the following (dollars in thousands):

	March 31, 2018	April 1, 2017
Term Notes due March 2020	$46,897	$47,301
Obligations under industrial revenue bonds due 2029	12,430	12,430
Capital lease obligations and other debt	4	18

Total debt	59,331	59,749
Less current portion	(404)	(418)

Long-term debt	$58,927	$59,331

On March 19, 2010, the Company entered into a credit agreement (the “Credit Agreement”) with lenders that primarily included the Company’s equity holders and certain of their affiliates. In March 2015, the Credit Agreement was amended and restated (the “Amended Credit Agreement”). At the time of the amendment, the Company had outstanding Reimbursement Notes of $22.0 million. Under the terms of the Amended Credit Agreement, on September 19, 2015, $12.5 million of the then outstanding Reimbursement Notes were exchanged for Term Notes and the remaining $9.5 million of outstanding Reimbursement Notes were repaid.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 5. Debt and Floor Plan Payable (continued)

Indebtedness under the Amended Credit Agreement is secured by substantially all assets of the Company’s U.S. operations and a pledge of 65% of the Company’s equity interests in its foreign operations. The Term Notes require quarterly principal payments of $0.1 million and mature on March 19, 2020. Obligations under the Amended Credit Agreement bear interest, based on the Company’s discretion, at either (i) a base rate plus a margin or (ii) the London Interbank Offered Rate (“LIBOR”) plus a margin. The base rate is the greater of the administrative agent’s prime interest rate or the federal funds rate plus 0.5%. LIBOR is based on monthly LIBOR interest periods of up to one year, at the Company’s discretion. The Company elected to pay interest on indebtedness under the Amended Credit Agreement at LIBOR plus the applicable margin during fiscal 2018, 2017 and 2016.

For Term Notes priced using the base rate, the margin is 4.5%. Term Notes priced using LIBOR require that LIBOR cannot be less than 1.0%, and the margin is 5.5%. At March 31, 2018, the base rate for the Term Notes was 4.8%, and the LIBOR rate was 1.7%. At March 31, 2018 and April 1, 2017, the weighted average interest rate on the Term Notes, priced using the LIBOR option, was 7.2% and 6.5%, respectively. For the period outstanding during fiscal 2016, the weighted average interest rate on the Reimbursement Notes, priced using a LIBOR option, was approximately 1.7%.

The Company provides letters of credit issued by a commercial bank under a separate stand-alone facility collateralized with restricted cash of 101% of the issued letters of credit. At March 31, 2018, letters of credit issued under the stand-alone facility totaled $22.6 million and were secured by $22.8 million of restricted cash. At April 1, 2017, letters of credit issued under the stand-alone facility totaled $21.5 million and were secured by $21.7 million of restricted cash. The Company paid annual fronting and administrative fees of approximately 1.1% of the outstanding letters of credit during fiscal 2018, 2017 and 2016.

Obligations under industrial revenue bonds are supported by letters of credit and bear interest based on a municipal bond index rate. The interest rate at March 31, 2018, April 1, 2017 and April 2, 2016, and the average rate for the fiscal years then ended was approximately 1.5%, 1.0% and 0.5%, respectively, which included related costs and fees. The industrial revenue bonds require lump-sum payments of principal upon maturity in 2029.

The Amended Credit Agreement contains covenants that restrict the amount of additional debt, liens and certain payments, including equity buybacks, investments, dispositions, mergers and consolidations, among other things as defined. The Company was in compliance with all covenants of the Amended Credit Agreement as of March 31, 2018, April 1, 2017 and April 2, 2016.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 5. Debt and Floor Plan Payable (continued)

Future maturities of debt as of March 31, 2018, were as follows (dollars in thousands):

Fiscal 2019	404
Fiscal 2020	46,497
Fiscal 2021	—
Fiscal 2022	—
Thereafter	12,430

$59,331

Floor Plan Payable

At March 31, 2018 and April 1, 2017, the Company had outstanding borrowings on floor plan financing arrangements of $29.8 million and $17.8 million, respectively. The Company’s retail operations utilize floor plan financing to fund the acquisition of manufactured homes for display or resale. Total available borrowings under the arrangements as of March 31, 2018 were $43.0 million. Borrowings are secured by the homes acquired and are required to be repaid when the Company sells the home to a customer. During fiscal 2018, 2017 and 2016, the weighted average interest rate on floor plan payables was 6.0%, 6.3% and 5.7%, respectively.

Note 6. Income Taxes

Pretax income from continuing operations was attributable to the following tax jurisdictions (dollars in thousands):

	Year Ended
	March 31, 2018	April 1, 2017	April 2, 2016
Domestic	$32,470	$19,200	$3,278
Foreign	10,646	8,806	9,590

Income before income taxes	$43,116	$28,006	$12,868

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 6. Income Taxes (continued)

The income tax provision from continuing operations by jurisdiction was as follows (dollars in thousands):

	Year Ended
	March 31, 2018	April 1, 2017	April 2, 2016
Current:
U.S. federal	$10,033	$—	$—
Foreign	2,269	2,702	2,496
State	2,100	684	293

Total current	14,402	3,386	2,789
Deferred:
U.S. federal	9,694	(24,492)	62
Foreign	3,640	373	(211)
State	(420)	(2,588)	—

Total deferred	12,914	(26,707)	(149)

Total income tax expense (benefit)	$27,316	$(23,321)	$2,640

Income tax expense (benefit) from continuing operations differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes from continuing operations as a result of the following differences (dollars in thousands):

	Year Ended
	March 31, 2018	April 1, 2017	April 2, 2016
Tax expense at U.S. federal statutory rate	$13,599	$9,802	$4,504
Increase (decrease) in rate resulting from:
Recognition of foreign investment basis difference	12,199	—	(14,512)
Deferred tax rate changes	9,115	87	(152)
State taxes, net of U.S. federal benefit	1,083	445	377
Other permanent differences	820	1,236	695
Foreign withholding taxes	428	133	—
Uncertain tax positions	23	679	23
Net (increase) utilization of U.S. tax credits	(75)	564	(415)
Foreign tax rate differences	(413)	(722)	(865)
Foreign financing structure and nondeductible interest	—	(7)	71
Domestic Production Activities Deduction	(970)	—	—
Change in deferred tax valuation allowance	(8,632)	(35,470)	12,798
Other	139	(68)	116

Total income tax expense (benefit)	$27,316	$(23,321)	$2,640

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 6. Income Taxes (continued)

The Company’s domestic pretax income is composed of amounts that are passed through to its equity members of the LLC which is treated as a partnership for U.S. tax purposes and amounts subject to U.S. taxation at the C-corporation level. The Company had domestic pretax income at the C-corporation level for fiscal 2018, 2017 and 2016 of $36.0 million, $20.0 million and $3.4 million, respectively.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes several changes to the U.S. Internal Revenue Code of 1986, with the following changes being most impactful: (1) decreases the corporate income tax rate from 35% to 21%; (2) implements a territorial tax system and imposition of a one-time tax on deemed repatriated earnings of foreign subsidiaries; (3) eliminates the Section 199 Domestic Production Activities Deduction (“DPAD”); and (4) allows for immediate expensing on certain qualified property placed in service after September 27, 2017.

In conjunction with the signing of the Tax Act on December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued by the Securities and Exchange Commission (“SEC”) to address the application of U.S. GAAP in situations when a company does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. Further, in January 2018, the FASB issued guidance stating that companies that are not SEC registrants may apply SAB 118 to their financial statements. SAB 118 provides a measurement period, that should not extend beyond one year from the Tax Act enactment date, for companies to complete the accounting under ASC 740, Income Taxes. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it can determine a reasonable estimate, it must record a provisional estimate in the financial statements. During fiscal 2018, the Company recorded a provisional amount of U.S. federal income tax expense of $9.4 million related to the re-measurement of U.S. deferred income tax assets and liabilities at the new corporate income tax rate of 21% and $0.2 million of income tax benefit related to other effects. These amounts are included in income tax expense in the accompanying consolidated statements of operations during fiscal 2018.

Since the Company’s fiscal year ends March 31, 2018, the current U.S. corporate income tax rate under the Tax Act is a blended rate of 31.5%. This rate is calculated under the guidance of Internal Revenue Service Notice 2018-38 by prorating the total annual taxable income by the amount of days in the fiscal year that the enacted 35% was applicable (April 2, 2017 to December 31, 2017) and the amount of days in the fiscal year that the enacted 21% was applicable (January 1, 2018 to March 31, 2018).

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 6. Income Taxes (continued)

For periods up to and including April 2, 2016, the Company provided a valuation allowance for 100% of its U.S. net deferred tax assets. The Company evaluates the realizability of its deferred tax assets annually. Concluding that a valuation allowance is not required is difficult when there is significant negative evidence, such as cumulative losses in recent years, which is objective and verifiable. When measuring cumulative losses in recent years, the Company uses a three-year period of pretax book income, adjusted for permanent differences between book and taxable income. Through fiscal 2015, the Company’s U.S. operations taxed at the C-corporation level incurred significant pretax losses. The Company’s U.S. operations were profitable in fiscal 2016 but remained in a cumulative loss position. As of April 1, 2017, the Company’s U.S. operations were no longer in a cumulative loss position. Based on three years of profitability in the U.S., as well as a forecast of taxable income in the U.S. for future years, management concluded that it was more likely than not that its net deferred tax assets would be realized. As a result, the valuation allowance of $35.9 million that had been provided with respect to net deferred tax assets in the U.S. was released during the fourth fiscal quarter of 2017. The Company continues to maintain a valuation allowance with respect to its deferred tax assets in the Netherlands for fiscal 2018 and 2017.

As of March 31, 2018, the Company had fully utilized its U.S. federal net operating loss (“NOL”) carryforwards. As of April 1, 2017, the Company had U.S. federal NOL carryforwards for tax purposes to offset future taxable income of approximately $10.3 million. The Company also has state NOL carryforwards in various jurisdictions which expire primarily in 2018 through 2038.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 6. Income Taxes (continued)

Deferred tax assets and liabilities consisted of the following (dollars in thousands):

	March 31, 2018	April 1, 2017
ASSETS
Intangible assets	$12,032	$12,004
Foreign tax basis difference in investments	5,608	14,512
Warranty reserves	3,887	5,387
Employee compensation	3,781	5,331
Inventory reserves and impairments	3,549	4,903
Self-insurance reserves	3,223	3,640
Capitalized transaction costs	1,935	919
Dealer volume discounts	1,551	1,861
Property, plant and equipment	616	1,306
Foreign net operating loss carryforwards	592	491
State net operating loss carryforwards	344	542
U.S. federal net operating loss carryforwards	—	3,020
U.S. tax credit carryforwards	—	186
Foreign currency translation adjustments	—	182
Other	735	1,060

Gross deferred tax assets	37,853	55,344
LIABILITIES
Foreign tax basis difference in investments	3,294	—
Property, plant and equipment	389	365
Intangible assets	237	285
Other	584	192

Gross deferred tax liabilities	4,504	842
Valuation allowance	(6,353)	(14,985)

Net deferred tax assets	$26,996	$39,517

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 6. Income Taxes (continued)

Due to the ability to repatriate earnings from the foreign subsidiaries tax-free because of the Tax Act, the Company anticipates periodically repatriating the earnings of its Netherlands and Canadian subsidiaries and, therefore, no longer considers them indefinitely reinvested. Prior to the enactment of the Tax Act, the Company’s policy was that all undistributed earnings of its foreign subsidiaries were permanently reinvested except for its U.K. subsidiaries. A deferred tax liability has been recognized for income tax withholding which may be incurred upon the reversal of basis differences in investments in its foreign subsidiaries.

As discussed in Note 3, during fiscal 2016 the Company committed to a plan to dispose of its U.K. operations. As of April 2, 2016, the Company recorded a deferred tax asset of $14.5 million for its investment in the U.K., which was subject to a full valuation allowance due to anticipated unrealizability in the U.K.’s parent company’s tax jurisdiction. On January 20, 2017, the Company completed the sale of its operations in the U.K. through a stock sale. The Company did not recognize a tax benefit or tax expense as a result of the sale. As of March 31, 2018, the Company maintained a deferred tax asset for its investment in the U.K. holding company which was subject to a full valuation allowance due to anticipated unrealizability in the U.K.’s parent company’s tax jurisdiction.

Unrecognized tax benefits represent the differences between tax positions taken or expected to be taken on a tax return and the benefits recognized for financial statement purposes. The Company’s total unrecognized tax benefits were $1.2 million and $1.3 million at March 31, 2018 and April 1, 2017, respectively, which if recognized, would affect the effective rate on income from continuing operations. The Company classifies interest and penalties on income tax uncertainties as a component of income tax expense. Accrued interest and penalties as of March 31, 2018 and April 1, 2017, were not significant. The following table provides the changes in unrecognized tax benefits (dollars in thousands):

	March 31, 2018	April 1, 2017
Unrecognized tax benefits, beginning of period	$1,261	$595
Increase related to tax positions taken during a prior period	43	666
Decreases related to tax positions taken during a prior period	(58)	—

Unrecognized tax benefits, end of period	$1,246	$1,261

The Company estimates that the expected change to the total amount of uncertain tax benefits in the next twelve months will be a decrease of $0.6 million due to expiration of certain statutes of limitations. With few exceptions, the Company is no longer subject to foreign tax examinations by tax authorities for years prior to 2010. The Company’s U.S. subsidiaries are subject to U.S. federal and state tax examinations by tax authorities for fiscal 2010 through fiscal 2018 and for the period from March 19, 2010 to April 3, 2010.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 7. Intangible Assets

The components of amortizable intangible assets were as follows (dollars in thousands):

	March 31, 2018			April 1, 2017
	Customer Relationships	Trade Names	Total	Customer Relationships	Trade Names	Total
Gross carrying amount	$5,739	$4,268	$10,007	$5,573	$4,200	$9,773
Accumulated amortization	(5,610)	(2,855)	(8,465)	(5,414)	(2,346)	(7,760)

Amortizable intangibles, net	$129	$1,413	$1,542	$159	$1,854	$2,013

Weighted average amortization period, in years	4.3	5.5	5.4	5.3	6.0	5.9

Amortization expense was $0.5 million for fiscal 2018 and $0.4 million for both fiscal 2017 and 2016. Estimated amortization expense of intangible assets over the next five years is expected to be (dollars in thousands):

Fiscal 2019	471
Fiscal 2020	236
Fiscal 2021	236
Fiscal 2022	236
Fiscal 2023	119

Note 8. Commitments, Contingencies and Concentrations

As is customary in the manufactured housing industry, a significant portion of the manufacturing operations’ sales to independent retailers are made pursuant to repurchase agreements with lending institutions that provide wholesale floor plan financing to retailers. The Company enters into two types of repurchase agreements, (i) those that allow repurchase up to 24 months after the sale of a home to the retailer, and (ii) those that allow for repurchase until the home is sold by the retailer. For those homes sold to retailers with an unlimited repurchase period, the Company’s risk of loss upon repurchase declines due to required monthly principal payments by the retailer. After 24 or 30 months from the date of the Company’s sale of the home, the risk of loss on these homes is low, and by the 46th month, most programs require that the home be paid in full, at which time the Company no longer has risk of loss. During the repurchase period, generally upon default by the retailer and repossession by the financial institution, the Company is obligated to repurchase the homes from the lender. Before including the reduction from the resale value of the homes, the contingent repurchase obligation as of March 31, 2018 was estimated to be approximately $140.1 million. Losses under repurchase obligations represent the difference between the repurchase price and net proceeds from the resale of the homes, less accrued rebates, which will not be paid. Losses incurred on homes repurchased were insignificant during fiscal 2018, 2017 and 2016. The total reserve for estimated losses under repurchase agreements was $0.7 million and $0.6 million at March 31, 2018 and April 1, 2017, respectively.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 8. Commitments, Contingencies and Concentrations (continued)

The Company guarantees a portion of its customers’ floor plan obligations beyond the customary repurchase arrangements discussed above. The Company has agreed to guarantee from 3% to 50% of certain retailers’ outstanding loans to a floor plan lender. At March 31, 2018, those guarantees totaled $1.4 million of which $1.4 million was outstanding.

At March 31, 2018, the Company was contingently obligated for approximately $22.6 million under letters of credit, primarily consisting of $12.6 million to support long-term debt, $7.9 million to support the casualty insurance program, $1.8 million to support repurchase obligations, and $0.3 million to support bonding agreements. The letters of credit are backed by restricted cash of $22.8 million. The Company was also contingently obligated for $30.4 million under surety bonds, generally to support performance on long-term construction contracts and license and service bonding requirements.

The Company has provided various representations, warranties and other standard indemnifications in the ordinary course of its business in agreements to acquire and sell business assets and in financing arrangements. The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business.

In the normal course of business, the Company’s subsidiaries historically provided certain parent company guarantees to two Champion U.K. customers. These guarantees provide contractual liability for proven construction defects up to 12 years from the date of delivery of the units. The guarantees remain a contingent liability of the Company which declines over time through October 2027. As of the date of this report, no claims have been reported under the terms of the guarantees.

Management believes the ultimate liability with respect to these contingent obligations will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Concentrations

In fiscal 2018, 2017 and 2016, the Company’s U.S. and Canadian manufacturing operations accounted for 86%, 86% and 85% of the Company’s sales, respectively. One customer accounted for 6% and 9% of total factory-built housing sales in fiscal 2018 and 2017, respectively. During fiscal 2016, no one customer accounted for more than 5% of total factory-built housing sales.

The components and products used in the factory-built housing operations are presently available from a variety of vendors, and the Company is not dependent upon any single supplier. Prices of certain materials, such as lumber, insulation, steel and drywall, can fluctuate significantly due to changes in demand and supply. Additionally, availability of certain materials, such as drywall and insulation, has sometimes been limited, resulting in higher prices and/or the need to find alternative suppliers. The Company generally has been able to pass higher material costs on to its retailers and builders/developers in the form of surcharges and price increases.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 8. Commitments, Contingencies and Concentrations (continued)

For fiscal 2018, 2017 and 2016, sales from the Company’s Canadian operations were approximately 9%, 11% and 13%, respectively, of consolidated sales. As of March 31, 2018 and April 1, 2017, the Company’s net assets in Canada totaled approximately $35.9 million and $46.0 million, respectively. The decrease in net assets in Canada was primarily the result of the repayment of intercompany loans and a dividend paid to the parent company.

As of March 31, 2018, the Company had approximately 5,500 employees. Approximately 840 were employed at the Company’s manufacturing facilities in Canada, of which approximately 700 are subject to five separate collective bargaining agreements. At March 31, 2018, one agreement covering approximately 110 employees had expired and was being renegotiated. Two agreements covering approximately 270 employees expire in June 2018. The other two agreements expire in November 2019 and June 2020, respectively.

Incentive Compensation Plan

The Company has a liability-based award for certain members of management that is payable upon achievement of defined performance conditions. At March 31, 2018, the achievement of the performance conditions had not been deemed probable, and therefore, the Company has not recorded a liability. Under the terms of the award, a cash-based benefit will materialize pursuant to the terms of the award based on the achievement of certain metrics, which will be recognized as compensation expense if the performance conditions become probable.

Note 9. Leases

The Company’s trucking and retail sales locations, nine of its active manufacturing facilities, its corporate offices, certain of its other facilities, and certain equipment and vehicles are leased under operating leases with original terms that generally range from 3 to 7 years. Rent expense was $5.8 million, $5.0 million and $4.5 million during fiscal 2018, 2017 and 2016, respectively.

Certain real property leases have escalation clauses. Rent expense for minimum lease payments under leases that contain escalation clauses is recognized on a straight-line basis over the term of the leases. The annual minimum payments and aggregate total minimum payments for these leases were $1.2 million and $6.0 million, respectively, as of March 31, 2018. The remaining terms of these leases range from five to seven years. Lease payment adjustments generally occur at intervals from one to five years. For operating leases that contain escalation clauses based on an index, minimum lease payments, as disclosed below, are based on the index at March 31, 2018. Certain leases for land and buildings contain renewal options and/or purchase options.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 9. Leases (continued)

Future minimum lease payments under non-cancellable operating leases, as of March 31, 2018, were as follows (dollars in thousands):

Fiscal 2019	$5,045
Fiscal 2020	3,874
Fiscal 2021	3,297
Fiscal 2022	2,482
Fiscal 2023	1,965
Thereafter	1,889

$18,552

As of March 31, 2018, the gross amount of assets recorded under capital leases, primarily the manufacturing facilities acquired with the issuance of the Industrial Revenue Bonds (“IRB”), was $4.1 million, and accumulated amortization totaled $1.8 million. At March 31, 2018, future minimum lease payments under capital leases primarily consisted of interest-only payments on the IRB through 2029 and a lump-sum payment of $6.8 million in 2029. Annual interest payments under capital leases were approximately $0.1 million during fiscal 2018 and less than $0.1 million during fiscal 2017 and 2016.

Note 10. Members’ Equity

The Champion Enterprises Holdings, LLC Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) governs the rights and privileges associated with the membership interests held by the Company’s members; arrangements of the issuance of additional membership interests; contributions by, allocations of, and distributions to holders of the Company’s membership interests; management and oversight of the business and operations; and restrictions and transferability of membership interests. The LLC Agreement designates the composition and duties of the Board of Managers, including managing the business and affairs of the Company.

The Company has 142.4 million Class A units authorized. At both March 31, 2018 and April 1, 2017, the Company had 135.6 million Class A units of membership interests issued and outstanding. All Class A members have the same relative per unit economic interests and voting rights, subject to the terms of the LLC Agreement. No member is liable for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 10. Members’ Equity (continued)

During 2011, the LLC Agreement was amended and restated to authorize the issuance of nonvoting Class C units of membership interest in the Company. Under the Company’s 2011 Management Incentive Plan (“Incentive Plan”), a maximum of 14.3 million Class C units may be awarded to the Company’s officers, management employees and certain members of the Board of Managers in exchange for services provided or to be provided. Awards totaling 0.4 million, 1.0 million and 7.1 million Class C units were granted during fiscal 2018, 2017 and 2016, respectively. As of March 31, 2018 and April 1, 2017, awards totaling 12.7 million and 12.5 million Class C units were outstanding, respectively. See Note 13, Equity Incentive Plan, for additional information.

Distributions to unit holders will generally be made in the following order of priority: first, to the holders of Class A units until the cumulative amount distributed to such holders equals their capital contribution per such Class A units; second, to the holders of Class A units and Class C units pro rata in proportion to the number of units held, subject to the following limitation. Distributions to holders of unvested Class C units will be held back and distributed only if such Class C units vest and a distribution threshold, as defined in the Incentive Plan, is met. If any condition to the vesting of such unvested Class C units becomes incapable of being satisfied, held-back distributions for such units will be distributed pro rata to all other unit holders.

Note 11. Accrued Product Warranty Obligations

Changes in accrued product warranty obligations were as follows (dollars in thousands):

	March 31, 2018	April 1, 2017
Balance, at beginning of period	$14,534	$13,449
Warranty expense	23,855	22,529
Cash warranty payments	(22,959)	(21,444)

Balance, at end of period	15,430	14,534
Less noncurrent portion	(2,900)	(2,600)

Total current portion	$12,530	$11,934

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 12. Retirement Plans

The Company’s U.S. subsidiary sponsors a defined contribution savings plan covering most U.S. employees. Full-time employees covered by the plan are eligible to participate after completing three months of service. Participating employees may contribute from 1% to 25% of their compensation to the plan. The Company made no matching contributions to this plan.

Full-time employees of the Company’s subsidiaries in Canada are generally covered by employer-sponsored defined contribution plans that require employee contributions and employer matching contributions. The Company recognized expense of $0.6 million, $0.5 million and $0.4 million for these plans during fiscal 2018, 2017 and 2016, respectively.

Note 13. Equity Incentive Plan

The 2011 Management Incentive Plan (“MIP”) provides for awards of up to a maximum of 14.3 million Class C units of membership interests in the Company. These units are accounted for as equity-classified awards and are stated at fair value as of the grant dates. Grant date fair value of $0.75 to $1.39 per Class C unit was determined based primarily on the issuance and repurchase of Class A units throughout the period of the grants adjusted for the lower distribution rights for Class C units versus that of Class A units, see Note 10, Members’ Equity, for additional information.

The awards of Class C units consist of two tranches. For Tranche 1 awards, vesting occurs pro rata over a five-year period based on vesting start date and subject to continued service with the Company through the vesting period. Compensation cost is recognized for Tranche 1 awards over the service periods, based on the number of units that are expected to vest, based on grant date fair value. For Tranche 2 awards, vesting occurs only upon a change in control and other conditions, as defined in the MIP, subject to continued employment through the vesting date. No compensation expense will be recognized for Tranche 2 awards until a change in control is determined to be probable. The ability to complete a change in control is subject to outside market conditions that are beyond the Company’s control, as such, a change in control is not considered probable under U.S. GAAP until it occurs. The Transaction with Skyline does not meet the definition of a change of control or other conditions that would trigger vesting of Tranche 2 awards.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 13. Equity Incentive Plan (continued)

The following table summarizes activity for awards of Class C units (dollars in thousands):

	Tranche 1	Tranche 2	Total	Total Fair Value
	(Number of units in thousands)
Outstanding at March 29, 2015	1,763	3,305	5,068	$3,893
Granted	2,825	4,305	7,130	5,918
Forfeited	(177)	(257)	(434)	(337)
Units repurchased	(10)	—	(10)	(8)

Outstanding at April 2, 2016	4,401	7,353	11,754	9,466
Granted	325	663	988	895
Forfeited	(50)	(188)	(238)	(188)

Outstanding at April 1, 2017	4,676	7,828	12,504	10,173
Granted	50	301	351	488
Forfeited	—	(200)	(200)	(181)

Outstanding at March 31, 2018	4,726	7,929	12,655	$10,480

The following table summarizes the vested and unvested outstanding Class C units (dollars in thousands):

	Tranche 1	Tranche 2	Total	Total Fair Value
	(Number of units in thousands)
At April 1, 2017
Vested	1,851	—	1,851	$1,456
Unvested	2,825	7,828	10,653	8,717

Total outstanding	4,676	7,828	12,504	$10,173

At March 31, 2018
Vested	2,621	—	2,621	$2,091
Unvested	2,105	7,929	10,034	8,389

Total outstanding	4,726	7,929	12,655	$10,480

Compensation expense of $0.6 million was recognized for Tranche 1 awards during both fiscal 2018 and 2017, and $0.5 million was recognized for Tranche 1 awards during fiscal 2016. All expenses related to these Tranche 1 awards were included in selling, general and administrative expenses in the accompanying consolidated statements of operations. As of March 31, 2018, future compensation expense yet to be recognized for Tranche 1 awards totaled $1.3 million, and the weighted average period over which such compensation costs will be recognized was 2.5 years.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 13. Equity Incentive Plan (continued)

No compensation expense will be recognized for Tranche 2 awards until a qualifying event occurs and only for the portion of the Tranche 2 awards that vest. The maximum future compensation expense yet to be recognized for Tranche 2 awards, as of March 31, 2018, was $6.6 million. The weighted average period over which such compensation expense will be recognized was indeterminate.

Note 14. Transactions with Related Parties

The Company is party to a Management Advisory Services Agreement (“Services Agreement”) with Centerbridge Advisors, LLC; MAK Management L.P. (“MAK”); and Sankaty Advisors, LLC (collectively, the “Managers”), each principal owners of the Company, whereby the Managers provide management, consulting, financial and other advisory services to the Company in exchange for an annual management fee totaling $1.5 million plus reimbursable expenses. The management fee is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. The Services Agreement renews automatically each year.

Owners of a substantial portion of the Company’s equity interest are also holders of a substantial portion of the Company’s Term Notes.

On January 20, 2017, the Company completed the sale of Champion U.K. to an entity controlled by one of the principal owners of CEH. See additional discussion on the disposition in Note 3, Discontinued Operations.

Note 15. Segment Information

The Company operates in two reportable segments: (i) U.S. Factory-built Housing, which includes wholesale and retail housing operations and (ii) Canadian Factory-built Housing. Corporate/Other includes the Company’s transportation operations, corporate costs directly incurred for all segments and intersegment eliminations. Segments are generally determined by geography. Segment data includes intersegment revenues and corporate office costs that are directly and exclusively incurred for each segment. The Company evaluates the performance of its segments and allocates resources to them primarily based on earnings before interest, taxes, depreciation and amortization (“EBITDA”). Total assets for Corporate/Other primarily include cash and certain deferred tax items not specifically allocated to another segment.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 15. Segment Information (continued)

Selected financial information by reportable segment was as follows (dollars in thousands):

	Year Ended
	March 31, 2018	April 1, 2017	April 2, 2016
Net sales:
U.S. Factory-built Housing	$860,488	$678,296	$573,945
Canadian Factory-built Housing	96,603	92,631	96,881
Corporate/Other	107,631	90,392	80,877

Consolidated net sales	$1,064,722	$861,319	$751,703

Operating income
U.S. Factory-built Housing EBITDA	$66,747	$48,135	$26,683
Canadian Factory-built Housing EBITDA	10,800	12,655	12,074
Corporate/Other EBITDA	(14,698)	(18,895)	(15,341)
Depreciation	(7,773)	(6,803)	(5,851)
Amortization	(487)	(442)	(407)

Consolidated operating income	$54,589	$34,650	$17,158

Depreciation:
U.S. Factory-built Housing	$6,360	$5,386	$4,541
Canadian Factory-built Housing	907	808	719
Corporate/Other	506	609	591

Consolidated depreciation	$7,773	$6,803	$5,851

Amortization:
U.S. Factory-built Housing	$241	$202	$165
Canadian Factory-built Housing	246	240	242
Corporate/Other	—	—	—

Consolidated Amortization	$487	$442	$407

Capital expenditures:
U.S. Factory-built Housing	$7,348	$6,137	$2,263
Canadian Factory-built Housing	888	607	709
Corporate/Other	1,206	211	740

Consolidated capital expenditures	$9,442	$6,955	$3,712

Total assets:
U.S. Factory-built Housing(1)	$190,323	$151,258
Canadian Factory-built Housing(1)	54,449	60,972
Corporate/Other (1)	150,626	115,791

Consolidated assets	$395,398	$328,021

(1)	Deferred tax assets for the Canadian operations are reflected in the Canadian Factory-built Housing segment. US deferred tax assets are presented in Corporate/Other because an allocation between segments is not practicable.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 16. Earnings Per Unit

As disclosed in Note 10, distributions to unit holders will generally be made in the following order of priority: first, to the holders of Class A units until the cumulative amount distributed to such holders equals their capital contribution per such Class A units; second, to the holders of Class A units and Class C units pro rata in proportion to the number of units held.

The following table sets forth the computation of basic and diluted income for each Class A membership unit for the periods presented (in thousands, except per unit data):

	Year Ended
	March 31, 2018	April 1, 2017	April 2, 2016
Numerator:
Net income from continuing operations	$15,800	$51,327	$10,228
Net income (loss) from discontinued operations	—	583	(10,248)
Net loss attributable to noncontrolling interest	—	—	71

Net income attributable to Champion members	$15,800	$51,910	$51

Denominator:
Weighted average basic units outstanding	135,612	135,612	139,435
Effect of dilutive units	—	—	—

Weighted average diluted units outstanding	135,612	135,612	139,435

Basic net income (loss) per unit:
Continuing operations	$0.12	$0.38	$0.07
Discontinued operations	0.00	0.00	(0.07)

Basic net income (loss) per unit attributable to Champion members	$0.12	$0.38	$(0.00)

Diluted net income (loss) per unit:
Continuing operations	$0.12	$0.38	$0.07
Discontinued operations	0.00	0.00	(0.07)

Diluted net income (loss) per unit attributable to Champion members	$0.12	$0.38	$(0.00)

Given the order of priority for Class A units and Class C units, the above basic and diluted calculations exclude outstanding Class C units. The Class C units could have a dilutive effect in the future.

Note 17. Subsequent Events

The Company evaluated subsequent events through June 8, 2018, the date of the accompanying consolidated financial statements were available to be issued.

Unit Holder Distributions

During May 2018, the Company completed a series of distributions to the holders of the Company’s membership interests totaling $65.0 million.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Note 17. Subsequent Events (continued)

Skyline Corporation Transaction

The Exchange was completed effective June 1, 2018, and Skyline issued 47.8 million shares of Skyline common stock to the Company’s members. Based on the closing price of $33.39 of Skyline common stock at the date of the completion of the Exchange, the total purchase price was $285.2 million and will be allocated to the assets and liabilities of Skyline assumed in the Exchange.

Revolving Credit Facility

On June 5, 2018, the Company entered into a credit agreement (“New Credit Agreement”) with a syndicate of banks. The New Credit Agreement provides for a revolving credit facility to the Company and its subsidiaries of up to $100.0 million, including a letter of credit sub-facility of not less than $45.0 million. Initial borrowings under the New Credit Agreement were used to repay the Company’s existing $46.9 million Term Notes, and replace the Company’s existing cash collateralized stand-alone letter of credit facility.

The New Credit Agreement will mature on the fifth anniversary of the closing date, and has no scheduled amortization. The interest rate under the New Credit Agreement will adjust based on the first lien net leverage of the Company and its subsidiaries. For the first two full fiscal quarters following the closing under the New Credit Agreement, the annual interest rate will be LIBOR plus 1.75% or ABR plus 0.75%, at the election of the Company. Thereafter, the interest rate will adjust based on the first lien net leverage from a high of LIBOR plus 2.25% and ABR plus 1.25% when first lien net leverage is equal to or greater than 2.00:1.00, to a low of LIBOR plus 1.50% and ABR plus 0.50% when first lien net leverage is below 0.50:1.00. In addition, the Company will be obligated to pay a commitment fee ranging between 0.40% and 0.25% (depending on first lien net leverage) in respect of unused commitments under the New Credit Facility.

Equity Award Modifications

Effective June 1, 2018, the Company amended certain outstanding equity awards under the MIP. The MIP awards were converted to unregistered shares of Skyline common stock (“Restricted Shares”) and were distributed to participants subject to stock restriction agreements. The Restricted Shares are subject to vesting terms that are comparable to the previous MIP vesting terms. The Restricted Shares were allocated from the 47.8 million shares provided in the Exchange with Skyline.